EXHIBIT 14(a)(i)

LIVEREEL MEDIA CORPORATION

CHARTER FOR THE CORPORATE GOVERNANCE COMMITTEE OF
THE BOARD OF DIRECTORS

1. PURPOSE

The primary function of the Corporate Governance Committee is to assist the Board of Directors in fulfilling its corporate governance oversight responsibilities.

2. MEMBERSHIP AND ORGANIZATION

1. Composition — The Corporate Governance Committee shall consist of not less than three members of the Board. At the invitation of the Corporate Governance Committee, members of the Company’s senior management and others may attend Corporate Governance Committee meetings as the Corporate Governance Committee considers necessary or desirable.

2. Appointment and Removal of Corporate Governance Committee Members — Each member of the Corporate Governance Committee shall be appointed by the Board on an annual basis and shall serve at the pleasure of the Board, or until the earlier of (a) the close of the next annual meeting of the Company’s shareholders at which the member's term of office expires, (b) the death of the member, or (c) the resignation, disqualification or removal of the member from the Corporate Governance Committee or from the Board. The Board may fill a vacancy in the membership of the Corporate Governance Committee.

3. Chair — At the time of the annual appointment of the members of the Corporate Governance Committee, the Board shall appoint a Chair of the Corporate Governance Committee. The Chair shall: be a member of the Corporate Governance Committee, be an independent director, preside over all Corporate Governance Committee meetings, coordinate the Corporate Governance Committee's compliance with this mandate, work with management to develop the Corporate Governance Committee's annual work-plan and provide reports of the Corporate Governance Committee to the Board.

4. Independence -- A majority of the members of the Corporate Governance Committee shall meet any requirements promulgated by any exchange upon which securities of the Company are traded, or any governmental or regulatory body exercising authority over the Company (collectively, the “Applicable Requirements”) related to independence.

3. MEETINGS

1. Meetings — The members of the Corporate Governance Committee shall hold meetings as are required to carry out this mandate. The Chair, any member of the Corporate Governance Committee, the Chairman of the Board or the Chief Executive Officer may call meetings of the Corporate Governance Committee by notifying the Company’s Corporate Secretary who will notify the members of the Corporate Governance Committee. In the absence of the Chair, the members of the Corporate Governance Committee present may appoint a chair from their number for a meeting.

2. Corporate Secretary and Minutes — The Corporate Secretary, his or her designate or any other person the Corporate Governance Committee requests, shall act as secretary of Corporate Governance Committee meetings. Minutes of Corporate Governance Committee meetings shall be recorded and maintained by the Corporate Secretary and subsequently presented to the Corporate Governance Committee for approval.

3. Quorum — A majority of the members of the Corporate Governance Committee shall constitute a quorum.

4. Access to Management and Outside Advisors — The Corporate Governance Committee shall have unrestricted access to the Company’s management and employees. The Corporate Governance Committee shall have the authority to retain external legal counsel, consultants or other advisors to assist it in fulfilling its responsibilities and to set and pay the respective compensation for these advisors without consulting or obtaining the approval of the Board or any Company officer. The Company shall provide appropriate funding, as determined by the Corporate Governance Committee, for the services of these advisors.

4. FUNCTIONS AND RESPONSIBILITIES

The Corporate Governance Committee shall have the functions and responsibilities set out below as well as any other matters that are specifically delegated to the Corporate Governance Committee by the Board. In addition to these functions and responsibilities, the Corporate Governance Committee shall perform the duties required of a corporate governance committee by Applicable Requirements.

4. Oversight of Corporate Governance Matters

a. Governance Framework - At least annually, the Corporate Governance Committee shall review and, if advisable, approve and recommend for Board approval, the Company’s corporate governance framework generated by management.
b. Governance Activity - At least annually, the Corporate Governance Committee shall review the Company’s corporate governance activities and approve changes it considers appropriate. As part of its review, the Corporate Governance Committee shall take into account Applicable Requirements and best practices. At least annually, the Corporate Governance Committee shall report to the Board on the state of the Company’s corporate governance activities.
c. Governance Disclosure — The Corporate Governance Committee shall prepare, in conjunction with management, corporate governance disclosure for the Company’s annual reports and management information circulars.

5. Performance of the Board and its Committees

a. Director Qualifications/Competencies — The Corporate Governance Committee shall establish and recommend for Board approval appropriate criteria for the selection and composition of Board and Board committee members, including criteria for determining director independence. At least annually, the Corporate Governance Committee shall review the Company’s director qualification criteria and recommend for Board approval changes it considers appropriate in light of Applicable Requirements.
b. Director Orientation — The Corporate Governance Committee shall oversee the development of the Company’s director orientation program. At least annually, the Corporate Governance Committee shall review this program and approve changes it considers appropriate.
c. Governing Documents Review — At least annually, the Corporate Governance Committee shall review and assess the adequacy of the Company’s organizing documents and by-laws, and the mandate, charters, and role descriptions for the Board, each Board committee, the Chief Executive Officer and the Chairman of the Board (the “Governing Documents”) to determine if amendment in light of principles and policies of corporate governance developed by the Corporate Governance Committee is advisable, and if so, approve and recommend for Board approval amendments to the Governing Documents. d. Performance Assessment — At least annually, the Corporate Governance Committee shall conduct an assessment of the performance of the Board, the individual directors, each Board committee and the Chairman of the Board against their respective mandates and any other criteria the Corporate Governance Committee considers appropriate. The Corporate Governance Committee shall report its findings to the Board and, based on those findings, recommend any action plans that the Corporate Governance Committee considers appropriate.
e. Evaluation of Independence — At least annually, the Corporate Governance Committee shall evaluate each director against the independence criteria approved by the Board and Applicable Requirements and shall make a recommendation to the Board, based on these criteria, on the independence of each director.

6. Chief Executive Officer and Chairman of the Board Succession — At least annually, and in conjunction with the Chief Executive Officer and the Chairman of the Board, the Corporate Governance Committee shall review a succession and emergency preparedness plan for the Chief Executive Officer and the Chairman of the Board and recommend these plans for Board approval. The Corporate Governance Committee may recommend for Board approval the removal of the Chief Executive Officer, the Chairman of the Board or any director of the Board for any reason the Corporate Governance Committee considers appropriate. Upon the vacancy of the Chief Executive Officer or the Chairman of the Board, the Corporate Governance Committee may make a replacement recommendation to the Board based on the applicable succession plan; provided that to the extent that any recommendation requires the appointment of a new director to the Board, the recommendation shall instead be made to the Nominating Committee.

7. Compliance with Code of Business Conduct and Ethics — The Corporate Governance Committee shall: i. at least annually, review and assess the adequacy of and, if advisable, approve and recommend for Board approval of any amendments to the Company’s Code of Business Conduct & Ethics; ii. review and, if advisable, approve the Company’s processes for administering the Code of Business Conduct & Ethics; iii. review with management the results of their assessment of the Company’s compliance with the Code of Business Conduct & Ethics and their plans to remediate any deficiencies identified; and iv. review and, if advisable, approve any waiver from a provision of the Code of Business Conduct & Ethics requested by a member of the Board or senior management.

8. Delegation — The Corporate Governance Committee may, to the extent permissible by Applicable Requirements, designate a sub-committee to review any matter within this mandate as the Corporate Governance Committee deems appropriate.

5. REPORTING TO THE BOARD

1. The Chair shall report to the Board on material matters arising at Corporate Governance Committee meetings and, where applicable, shall present the Corporate Governance Committee's recommendations to the Board for its approval.
2. After each meeting of the Corporate Governance Committee where conduct review matters are discussed, the Chair shall report to the Board on the conduct review matters considered by the Corporate Governance Committee.

6. BOARD ORIENTATION PROGRAM

1. The Chair shall co-ordinate director orientation programs relating to this mandate for Corporate Governance Committee members.

7. GENERAL

1. The Corporate Governance Committee shall, to the extent permissible by Applicable Requirements, have such additional authority as may be reasonably necessary or desirable, in the Corporate Governance Committee’s discretion, to exercise its powers and fulfill the duties under this mandate.